Exhibit 1


THE PLAN PROPONENTS SUBMIT THIS PROPOSED PLAN IN RESPONSE TO THE OMNIBUS MOTION BY BOEING CAPITAL CORPORATION, BCC EQUIPMENT LEASING CORPORATION, AND CORPORATE RECOVERY GROUP, LLC TO OBTAIN PROMPT CONFIRMATION OF THEIR PLAN (THE "BOEING OMNIBUS MOTION"). SUBJECT TO THE COURT, UPON CONSIDERATION OF THE BOEING OMNIBUS MOTION, APPROVING A COMPETITIVE BIDDING PROCESS THAT IS OPEN, TRANSPARENT AND PROVIDES A LEVEL PLAYING FIELD, THIS PROPOSED PLAN WILL CONSTITUTE A COMPETITIVE BID. THE PLAN PROPONENTS HAVE PREPARED THIS PROPOSED PLAN BASED ON LIMITED FINANCIAL INFORMATION THAT IS CURRENTLY AVAILABLE AND AFTER HAVING ONLY LIMITED CONTACT WITH CERTAIN OF THE DEBTOR'S KEY CONSTITUENTS. AFTER ADDITIONAL FINANCIAL INFORMATION IS AVAILABLE AND COMPREHENSIVE DISCUSSIONS HAVE OCCURRED, THE PLAN PROPONENTS ANTICIPATE BEING IN A POSITION TO PROPOSE A PLAN THAT WILL BE SUPERIOR TO THE PLAN PROPOSED HEREIN. ACCORDINGLY, NOTHING HEREIN SHALL CONSTITUTE A WAIVER OF ANY OBJECTIONS, CLAIMS, ARGUMENTS OR DEFENSES THAT THE PLAN PROPONENTS MAY HAVE AGAINST OR RELATED TO ANY PLAN THAT HAS BEEN OR MAY HEREAFTER BE PROPOSED BY ANOTHER PARTY, INCLUDING THE PLAN PROPONENTS' RIGHT TO FILE A COMPETING PLAN.


                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF HAWAII

In re                              )            Case No. 03-00817
HAWAIIAN AIRLINES, INC.            )            Chapter 11
a Hawaiian corporation,            )
                                   )
                                   )
Debtor.                            )
______________________________     )



                        PLAN OF REORGANIZATION PROPOSED
                          FOR HAWAIIAN AIRLINES, INC.
                          ---------------------------

Dated: March 1, 2004

SIMON KLEVANSKY (Hawaii Bar No. 3217)         RICHARD W. HAVEL
ALIKA L. PIPER (Hawaii Bar No. 6949)          (Cal. Bar No. 52922)
GELBER, GELBER, INGERSOLL &                   SIDLEY AUSTIN BROWN & WOOD LLP
KLEVANSKY, a Law Corporation                  555 West Fifth Street, Suite 4000
745 Fort Street, Suite 1400                   Los Angeles, California  90013
Honolulu, Hawaii  96813                       Telephone:  (213) 896-6000
Telephone:  (808) 524-0155                    Facsimile:  (213) 896-6600
Facsimile:  (808) 531-6963                    rhavel@sidley.com
sklevansky@ggik.com                           -----------------
-------------------
apiper@ggik.com
---------------

GUY S. NEAL (D.C. Bar No. 441748)             PETER D. MORGENSTERN
SIDLEY AUSTIN BROWN & WOOD LLP                BRAGAR, WEXLER, EAGEL &
1501 K Street, N.W.                            MORGENSTERN, LLP
Washington, D.C. 20005                        885 Third Avenue, Suite 3040
Telephone:  (202) 736-8000                    New York, NY 10022
Facsimile:  (202) 736-8711                    Telephone:  (212) 308-5858
gneal@sidley.com                              Facsimile:  (212) 486-0462
----------------                              morgenstern@bragarwexler.com
                                              ----------------------------

Attorneys for HAWAIIAN HOLDINGS, INC., AIP LLC and other parties to be identified

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION
    OF TIME.................................................................3
        A.   Scope of Definitions...........................................3
        B.   Definitions....................................................3
        C.   Rules of Interpretation.......................................23
        D.   Computation of Time...........................................24
        E.   Exhibits......................................................24
ARTICLE II UNCLASSIFIED CLAIMS - ADMINISTRATIVE EXPENSES AND
    PRIORITY TAX CLAIMS....................................................25
  2.1   Administrative Claims..............................................25
  2.2   Priority Tax Claims................................................25
ARTICLE III CLASSIFICATION OF CLAIMS AND INTERESTS.........................26
  3.1   Classes of Claims and Interests....................................26
  3.2   Subclasses for Class 2.............................................26
ARTICLE IV TREATMENT OF CLAIMS AND INTERESTS...............................27
  4.1   Class 1 (Priority Non-Tax Claims)..................................27
  4.2   Class 2 (Secured Claims)...........................................27
  4.3   Class 3 (Convenience Claims).......................................27
  4.4   Class 4 (General Unsecured Claims).................................28
  4.5   Class 5 (Interests)................................................28
ARTICLE V ACCEPTANCE OR REJECTION OF THIS PLAN; EFFECT OF
    REJECTION BY ONE OR MORE IMPAIRED CLASSES OF CLAIMS OR
    INTERESTS..............................................................29
  5.1   Acceptance by an Impaired Class....................................29
  5.2   Presumed Acceptances by Unimpaired Classes.........................29
  5.3   Confirmation Pursuant to Bankruptcy Code Section 1129(b)...........29
ARTICLE VI MEANS FOR IMPLEMENTATION OF THIS PLAN...........................29
  6.1   Continued Corporate Existence......................................29
  6.2   Employment, Retirement, Indemnification and Other Agreements and
        Incentive Compensation Programs....................................30
  6.3   Retiree Benefits...................................................30
  6.4   Certificate of Incorporation and Bylaws............................30
  6.5   Corporate Action...................................................31
  6.6   Capital Contribution...............................................31
  6.7   Authorization of New Securities....................................31
  6.8   Indenture for Subordinated Notes...................................32
  6.9   Listing on Securities Exchange or Quotation System.................32
  6.10  Management Incentive Plan..........................................32
  6.11  Post-Effective Date Board of Directors of Reorganized Debtor.......32
  6.12  Post-Effective Date Management of Reorganized Debtor...............33
  6.13  Cancellation of Existing Equity Securities and Interests...........33
  6.14  Stockholders Agreement.............................................34

  6.15  Effectuating Documents; Further Transactions.......................34
  6.16  Exemption From Certain Transfer Taxes and Recording Fees...........35
  6.17  The Litigation Trust...............................................35
ARTICLE VII UNEXPIRED LEASES AND EXECUTORY CONTRACTS.......................36
  7.1   Assumed Contracts and Leases.......................................36
ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS............................40
  8.1   Time of Distributions..............................................40
  8.2   No Interest on Claims..............................................40
  8.3   Disbursing Agent...................................................40
  8.4   Objections to Claims...............................................40
  8.5   Delivery of Distributions..........................................41
  8.6   Procedures for Treating and Resolving Disputed and Contingent
        Claims.............................................................41
  8.7   Fractional Securities; Fractional Dollars..........................43
ARTICLE IX ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS..........44
  9.1   Final Fee Applications.............................................44
  9.2   Other Administrative Claims........................................44
ARTICLE X EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS......................45
  10.1  Revesting of Assets................................................45
  10.2  Discharge of the Debtor............................................45
  10.3  Compromises and Settlements........................................46
  10.4  Release of Certain Parties.........................................46
  10.5  Release by Holders of Claims and Interests.........................47
  10.6  Setoffs............................................................47
  10.7  Exculpation and Limitation of Liability............................48
  10.8  Injunction.........................................................48
ARTICLE XI CONDITIONS PRECEDENT............................................49
  11.1  Conditions to Confirmation.........................................49
  11.2  Conditions to Consummation.........................................49
  11.3  Waiver of Conditions to Confirmation or Consummation...............50
ARTICLE XII RETENTION OF JURISDICTION......................................50
ARTICLE XIII MISCELLANEOUS PROVISIONS......................................53
  13.1  Binding Effect.....................................................53
  13.2  Modification and Amendments........................................53
  13.3  Withholding and Reporting Requirements.............................53
  13.4  Dissolution of Creditors' Committee/Chapter 11 Trustee Termination.53
  13.5  Revocation, Withdrawal, or Non-Consummation........................54
  13.6  Notices............................................................54
  13.7  Term of Injunctions or Stays.......................................56
  13.8  Governing Law......................................................56
  13.9  No Waiver or Estoppel..............................................56

THE PLAN PROPONENTS SUBMIT THIS PROPOSED PLAN IN RESPONSE TO THE OMNIBUS MOTION BY BOEING CAPITAL CORPORATION, BCC EQUIPMENT LEASING CORPORATION, AND CORPORATE RECOVERY GROUP, LLC TO OBTAIN PROMPT CONFIRMATION OF THEIR PLAN (THE "BOEING OMNIBUS MOTION"). SUBJECT TO THE COURT, UPON CONSIDERATION OF THE BOEING OMNIBUS MOTION, APPROVING A COMPETITIVE BIDDING PROCESS THAT IS OPEN, TRANSPARENT AND PROVIDES A LEVEL PLAYING FIELD, THIS PROPOSED PLAN WILL CONSTITUTE A COMPETITIVE BID. THE PLAN PROPONENTS HAVE PREPARED THIS PROPOSED PLAN BASED ON LIMITED FINANCIAL INFORMATION THAT IS CURRENTLY AVAILABLE AND AFTER HAVING ONLY LIMITED CONTACT WITH CERTAIN OF THE DEBTOR'S KEY CONSTITUENTS. AFTER ADDITIONAL FINANCIAL INFORMATION IS AVAILABLE AND COMPREHENSIVE DISCUSSIONS HAVE OCCURRED, THE PLAN PROPONENTS ANTICIPATE BEING IN A POSITION TO PROPOSE A PLAN THAT WILL BE SUPERIOR TO THE PLAN PROPOSED HEREIN. ACCORDINGLY, NOTHING HEREIN SHALL CONSTITUTE A WAIVER OF ANY OBJECTIONS, CLAIMS, ARGUMENTS OR DEFENSES THAT THE PLAN PROPONENTS MAY HAVE AGAINST OR RELATED TO ANY PLAN THAT HAS BEEN OR MAY HEREAFTER BE PROPOSED BY ANOTHER PARTY, INCLUDING THE PLAN PROPONENTS' RIGHT TO FILE A COMPETING PLAN.



                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF HAWAII

In re                                  )              Case No. 03-00817
HAWAIIAN AIRLINES, INC.                )              Chapter 11
a Hawaiian corporation,                )
                                       )
                                       )
Debtor.                                )
______________________________         )



                                 INTRODUCTION

         The Plan Proponents (as defined herein) hereby propose this Plan of Reorganization dated March 1, 2004, for the financial rehabilitation of Hawaiian Airlines, Inc., the debtor in the above-captioned Chapter 11 case. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article I.B hereof.

         This Plan contemplates the recapitalization and reorganization of the Debtor. The Debtor's business operations will be continued by the Reorganized Debtor. The Reorganized Debtor will receive a capital infusion from the Investor Group in the amount of no less than $30 million and will be continue to be led by the Debtor's existing management team headed by Mark B. Dunkerley as Chief Executive Officer.

         This Plan provides for resolution of all outstanding Claims against and Interests in the Debtor. The Debtor's unsecured creditors holding Convenience Claims will receive a cash payment of 50% of their Allowed Claims, and together with the other General Unsecured

Claims, their Pro Rata share of a certain share of the net proceeds (if any) in the Litigation Trust. The Debtor's unsecured creditors holding Allowed Claims other than Convenience Claims will receive their Pro Rata share of: (a) Subordinated Notes to be issued by the Reorganized Debtor; plus (b) 10% of the New Common Stock to be issued by the Reorganized Debtor; plus (c) together with the Convenience Claims, the right to receive a certain share of the net proceeds (if any) in the Litigation Trust. Existing Equity Securities will receive 40% of the New Common Stock to be issued by the Reorganized Debtor.

         Under Bankruptcy Code Section 1125(b), a vote to accept or reject this Plan cannot be solicited from a Claimholder or holder of an Existing Equity Security until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Claimholders and holders of Existing Equity Security. In this case, the Disclosure Statement was approved by the Bankruptcy Court by order entered on __________, 2004, and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtor's history, business, properties and operations, projections for those operations, risk factors associated with the business and this Plan, a summary and analysis of this Plan, and certain related matters, including, among other things, the securities to be issued under this Plan. ALL CLAIMHOLDERS AND HOLDERS OF EXISTING EQUITY SECURITY ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

         Subject to certain restrictions and requirements set forth in Bankruptcy Code Section 1127 and Bankruptcy Rule 3019 and Section 13.2 of this Plan, the Plan Proponents reserve their right to alter, amend, modify, revoke or withdraw this Plan, one or more times, prior to this Plan's substantial consummation.

                                  ARTICLE I

                             DEFINITIONS, RULES OF
                    INTERPRETATION, AND COMPUTATION OF TIME

A.       Scope of Definitions

         Except as expressly provided, or unless the context otherwise requires, capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. The word "including" shall have the meaning set forth in Bankruptcy Code Section 102.

B.       Definitions

         "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in Bankruptcy Code Section 503(b) and entitled to priority pursuant to Bankruptcy Code Section 507(a)(1), including the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estate and operating the Debtor's business, including wages, salaries or commissions for services rendered after the Petition Date, Professional Claims, Ordinary Course Professional Claims, all fees and charges assessed against the Estate under chapter 123 of title 28 of the United States Code, and all Allowed Claims, if any, that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Bankruptcy Code Section 546(c)(2)(A).

         "Administrative Claims Bar Date" means the deadline for filing requests for payment of Administrative Claims, which shall be thirty (30) days after service of the Effective Date Notice, unless otherwise ordered by the Bankruptcy Court and except with respect to

Professional Claims and Ordinary Course Professional Claims which shall be subject to the provisions of Section 9.1 of this Plan.

         "Affiliates" has the meaning given to such term by Bankruptcy Code
Section 101(2).

         "Aircraft Equipment" means an aircraft, aircraft engine, propeller, appliance or spare part (and includes all records and documents relating to such equipment that are required, under the terms of any security agreement, lease, or conditional sale contract, to be surrendered or returned in connection with the surrender or return of such equipment) that is leased to, subject to a security interest granted by or conditionally sold to, the Debtor.

         "Aircraft Equipment Leases" means those leases of Aircraft Equipment from third parties to the Debtor as set forth in Schedule 1 hereto.

         "Allowed Claim" means a Claim or any portion thereof: (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Debtor or the Reorganized Debtor and the holder of such Claim agree may adjudicate such Claim and objections thereto); or (b) as to which, on or by the Effective Date, (i) no proof of Claim has been filed with the Bankruptcy Court and (ii) the amount of which is Scheduled, other than a Claim that is Scheduled as disputed, contingent or unliquidated; or (c) for which a proof of Claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled or withdrawn or denied by a Final Order; or (d) that is expressly allowed in a liquidated amount by this Plan.

         "Allowed Class ___ Claim" means an Allowed Claim in the specified
Class.

         "ALPA" means the Air Line Pilots Association, International.

         "ALPA Pension Adjustment" means the adjustment to the principal amount of the Subordinated Notes made in connection with the assumption by the Reorganized Debtor of liabilities related to the ALPA Pension Plan (the "Assumed Liabilities"). The principal amount of the Subordinated Notes would be reduced by multiplying the product of (a) the original Subordinated Note amount of $160 million and (b) the final amount of the Assumed Liabilities divided by (i) all Allowed Class 4 Claims plus (ii) the Assumed Liabilities. All calculations will be made as of the Effective Date and will reflect only Allowed Claims. In the event of a termination of the ALPA Pension Plan, the PBGC Claims would be Class 4 Claims and there would be no ALPA Pension Adjustment to the principal amount of Subordinated Notes.

         "ALPA Pension Plan" means the Retirement Plan for Pilots of Hawaiian Airlines, Inc., as incorporated into the Hawaiian Airlines 2000 Pilots Agreement (as amended).

         "ALPA Pension Plan Motion" means the motion which may be filed seeking a determination by the Bankruptcy Court that the Debtor or the Reorganized Debtor, as the case may be, may freeze the ALPA Pension Plan at existing levels.

         "Avoidance Claims" means Causes of Action against Persons arising under any of Bankruptcy Code Sections 502, 510, 541 through 545, 547 through 553, or pursuant to similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

         "Ballot" means each of the ballot forms that are distributed to Claimholders who are included in Classes that are Impaired under this Plan and entitled to vote to accept or reject this Plan.

         "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended from time to time and codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as applicable to the Chapter 11 Case and this Plan.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Hawaii or such other court as may have jurisdiction over the Chapter 11 Case.

         "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended from time to time; the Federal Rules of Civil Procedure, as amended from time to time; and the Local Rules of the Bankruptcy Court, as amended from time to time, all as applicable to the Chapter 11 Case or proceedings therein.

         "Bar Date" means the deadlines set by the Bankruptcy Court for filing proofs of Claims or Interests in the Chapter 11 Case. The Bar Date for prepetition Claims, including those of governmental units, (but not for claims arising under Bankruptcy Code Sections 501(b) and (c), and 502(g), (h) and
(i)) and Interests is January 26, 2004. The Bar Date for claims arising under the foregoing subsections of Bankruptcy Code Sections 501 and 502 are specified in the Bar Date Order.

         "Bar Date Order" means the order entered by the Bankruptcy Court on November 7, 2003, establishing the Bar Date.

         "BCC" means Boeing Capital Corporation and BELC.

         "BCC Avoidance Claims" means Causes of Action against any BCC Entities arising under any of Bankruptcy Code Sections 502, 510, 541 through 545, 547 through 553, or pursuant to similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such BCC Avoidance Claims.

         "BCC Entities" means any and all Affiliates of BCC, including, without limitation, BELC, The Boeing Company, Jeppessen Sanderson, Inc. and SBS International of New York, Inc.

         "BCC Claims" means any potential Causes of Action that is not a BCC Avoidance Claim that the Debtor or a party related to the Debtor may have against BELC, the BCC Entities or any other party to the BELC Leases.

         "BELC" means BCC Equipment Leasing Corporation.

         "BELC Leases" means those certain lease agreements as amended between the Debtor or the Reorganized Debtor, as the case may be, and BELC (as either lessor or owner participant) for three (3) Boeing 767-300ER and eleven (11) Boeing 717-200 planes.

         "BELC Lease Term Sheets" means those certain term sheets dated as of February 9, 2004 between BELC and CRG providing for the terms of the BELC Leases from and after the Effective Date, which term sheets will be filed with the Bankruptcy Court under seal.

         "Business Day" means any day, excluding Saturdays, Sundays and legal holidays as defined in Bankruptcy Rule 9006(a), on which commercial banks are open for business in New York, New York.

         "Cash" means legal tender of the United States of America and equivalents thereof.

         "Causes of Action" means any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Claims and the BCC Claims.

         "Certificate of Incorporation and Bylaws" means the Amended Certificate of Incorporation and Amended Bylaws of the Reorganized Debtor, in substantially the forms included as Exhibits to this Plan, which Certificate of Incorporation and Bylaws shall be in a form reasonably acceptable to the Plan Proponents.

         "Chapter 11 Case" means the Debtor's Chapter 11 case pending in the Bankruptcy Court under Case No. 03-00817.

         "Chapter 11 Trustee" means Joshua Gotbaum, or any other Person(s) appointed by Bankruptcy Court order to serve as Chapter 11 Trustee in the Chapter 11 Case.

         "Claim" means any right, that arose on or before the Petition Date, to (a) payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         "Claimholder" means a holder of a Claim.

         "Claims Agent" means The Garden City Group which was appointed by order of the Bankruptcy Court.

         "Claims Objection Deadline" means that day which is 180 days after the Effective Date (unless such day is not a Business Day, in which case such deadline shall be the next Business Day thereafter), as the same may be from time to time extended by the Bankruptcy Court without further notice to parties-in-interest.

         "Class" means a category of Claimholders or Interestholders as described in Article III of this Plan.

         "Confirmation Date" means the date of entry of the Confirmation
Order.

         "Confirmation Hearing" means the hearing before the Bankruptcy Court held to consider confirmation of this Plan under the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         "Confirmation Order" means the order entered by the Bankruptcy Court confirming this Plan in form and substance reasonably acceptable to the Plan Proponents.

         "Controlling Shareholder" means AIP, LLC and its Affiliates, or any other entity, which together with such entity's Affiliates owns more than 30% of the New Common Stock.

         "Convenience Claim" means a General Unsecured Claim against the Debtor that is: (a) an Allowed Claim in an amount of $500,000 or less; or (b) an Allowed Claim in an amount greater than $500,000, but which is reduced to $500,000 by election of the Claimholder on the Ballot provided for voting on this Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot. All General Unsecured Claims owned by a Claimholder and any successor, predecessor, assignee, assignor, parent, subsidiary or stockholder of or to such Claimholder shall be aggregated and treated as a single General Unsecured Claim when determining whether such Claimholder qualifies as a holder of a Convenience Claim.

         "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed pursuant to Bankruptcy Code Section 1102(a) in the Chapter 11 Case.

         "Cure" means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to Bankruptcy Code Section 365(b), in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

         "Debtor" means Hawaiian Airlines, Inc.

         "Disallowed Claim" means a Claim or any portion thereof that: (a) has been disallowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Debtor or the Reorganized Debtor and the holder of such Claim agree may adjudicate such Claim and objections thereto); (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a Bar Date has been established but no proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to the Bar Date Order, the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law; or (c) is not Scheduled and as to which no proof of Claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to the Bar Date Order, the Bankruptcy Code or any Final Order of the Bankruptcy Court.

         "Disbursing Agent" means the Reorganized Debtor or any Person designated by the Reorganized Debtor, in its sole discretion, to serve as a disbursing agent under this Plan.

         "Disclosure Statement" means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to Bankruptcy Code Section 1125 and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

         "Disputed Claim" means a Claim or any portion thereof, that is not an Allowed Claim or a Disallowed Claim, as the case may be, and includes, without limitation, Claims that: (a) have not been Scheduled by the Debtor or have been Scheduled at zero, or have been Scheduled as unknown, contingent, unliquidated or disputed, whether or not such Claims are the subject of a proof of Claim filed with the Bankruptcy Court; (b) are the subject of a proof of Claim that 11 differs in nature, amount or priority from the Schedules; or
(c) are the subject of an objection filed with the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order.

         "Distribution Date" means the date, selected by the Reorganized Debtor, occurring as soon as practicable after the Administrative Claims Bar Date (unless determined by the Reorganized Debtor, in its sole discretion, that an earlier date may be used), upon which distributions to holders of Allowed Claims entitled to receive distributions under this Plan shall commence.

         "Distribution Reserve" means the Subordinated Notes and New Common Stock to be reserved by the Reorganized Debtor pursuant to Section 8.6 of this Plan for distribution to Class 4 Claimholders pending the adjudication or other resolution of Disputed Claims.

         "Effective Date" means the first Business Day determined by the Plan Proponents that all conditions to the consummation of this Plan have been either satisfied or waived and is the day upon which this Plan is substantially consummated.

         "Effective Date Notice" means the notice of the occurrence of the Effective Date to be sent within five (5) Business Days after the Effective Date, by the Reorganized Debtor to interested parties.

         "Employee-Related Agreements" means those agreements between the Debtor and any of its employees or any entity acting on behalf of its employees.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Estate" means the bankruptcy estate of the Debtor created upon the Petition Date pursuant to Bankruptcy Code Section 541.

         "Excess Cash" means any unrestricted Cash and cash equivalents, based on the Reorganized Debtor's unaudited balance sheet as of the Effective Date in excess of $50 Million (the "Minimum Cash Threshold"). Excess Cash shall be determined by the Reorganized Debtor's independent auditors in a manner consistent with the Debtor's past practices no later than ninety (90) days after the Effective Date. For purposes of this definition, unrestricted Cash shall not include Cash provided by the Investor Group or Cash required to be used for payments pursuant to this Plan.

         "Excess Cash Adjustment" means an adjustment in the principal amount of the Subordinated Notes such that the said principal amount is then equal to $150 million plus the amount, if any, by which Excess Cash exceeds the Minimum Cash Threshold, if any.

         "Exhibit" means an exhibit annexed and made a part of this Plan or as an appendix or supplement to this Plan or contained in the Exhibit Supplement.

         "Exhibit Filing Date" means the date on which the Exhibit Supplement and the Exhibits referenced in this Plan that have not previously been filed with the Bankruptcy Court, shall be filed with the Bankruptcy Court, which date shall be at least _______ days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice to parties-in-interest.

         "Exhibit Supplement" means the various documents and other information filed on or before the Exhibit Filing Date in support of or as part of this Plan.

         "Existing Equity Securities" means the equity interests in the Debtor existing prior to the Effective Date represented by common stock, or preferred stock, or any other options, warrants, calls, subscriptions or other similar rights or other agreements, commitments or outstanding securities obligating the Debtor to issue, transfer or sell any shares of capital stock of the Debtor.

         "Face Amount" means: (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the Claimholder in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed pursuant to the Bar Date Order, the Bankruptcy Code or any Final Order of the Bankruptcy Court; and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

         "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

         "General Unsecured Claim" means a Claim that does not fall within another Class of Claims provided for in this Plan.

         "General Unsecured Claimholder" means a holder of a General Unsecured Claim.

         "Governmental Unit" means the United States, any state, commonwealth, district, territory, municipality, foreign state, department, agency, including, without limitation, the Federal Aviation Administration, or any other instrumentality of the United States (but not a United States Trustee while serving as a trustee under the Bankruptcy Code), a foreign state or other foreign or domestic government.

         "Impaired" refers to any Claim or Interest that is impaired within the meaning of Bankruptcy Code Section 1124.

         "Industry Practice Agreements" means those agreements to which the Debtor is a party and of the types or in the categories described with specificity in Section A of the Exhibit Supplement, which provide incentives and discounts, both at the time of ticketing and after a predetermined time frame, to reward, without limitation, agencies, corporations, organizations and individuals for performance against goals and volume levels or in response to competitive actions or marketplace initiatives.

         "Interest" means the legal, equitable, contractual and other rights of any kind, nature or description (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any

Person: (a) with respect to Existing Equity Securities; and (b) to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any Existing Equity Securities.

         "Interestholder" means a holder of an Interest or any right to purchase or hold an Interest.

         "Interline Agreements" means those agreements to which the Debtor is a party and of the types or in the categories described with specificity in Section B of the Exhibit Supplement, which provide authorization for the Debtor to accept other carrier's tickets for transportation over the Debtor's system and/or other carriers to accept the Debtor's tickets for transportation over their systems.

         "Investor Group" means AIP, LLC, and/or Hawaiian Holdings, Inc., through a rights offering to its shareholders, and other parties who as a result of negotiations with the Plan Proponents will contribute to the Investor Group Payment. A final list of the members of the Investor Group shall be filed as an Exhibit to this Plan.

         "Investor Group Cash Option" means the Investor Group's option, in their sole discretion, prior to the Effective Date to substitute Cash, at an amount equal to eighty-five (85%) percent of the face amount of the Subordinated Notes in increments of $10 million, for the Subordinated Notes to be distributed to Class 4 Claimholders on the Distribution Date; provided, however, that if the Investor Group does not purchase all of the Subordinated Notes, after giving effect, if applicable, to the Excess Cash Adjustment and to the ALPA Pension Adjustment, the Investor Group shall only be entitled to substitute Cash for an amount of Subordinated Notes that would result in at least $100 million in original principal amount of Subordinated Notes being issued.

         "Investor Group Payment" means a capital contribution of $30 million or such greater amount as described in Section 6.6 of this Plan.

         "Litigation Trust" means the trust established pursuant to this Plan and the Litigation Trust Agreements to hold, prosecute, settle or otherwise dispose of Litigation Trust Causes of Action against third parties as more fully described in the Litigation Trust Agreement. The Litigation Trust will be funded with $5 million for payment of expenses associated with prosecution and/or defense of Litigation Trust Causes of Action and for distribution in accordance with this Plan. Of the net proceeds, if any, recovered by the Litigation Trust pursuant to Litigation Trust Causes of Action, sixty five percent (65%) shall be distributed to the Debtor's creditors in such manner and at such times as provided for in this Plan, with the remaining thirty five percent (35%) to be returned to the Reorganized Debtor.

         "Litigation Trust Agreement" means an agreement substantially in the form of the agreement attached as Section C of the Exhibit Supplement.

         "Litigation Trust Cause of Action" means all Avoidance Claims, the BCC Claims, and all Causes of Action other than the Retained Actions.

         "Litigation Trust Committee" means the committee consisting of designated representatives formed for the purpose of overseeing and making certain decisions with respect to the Litigation Trust Causes of Action held by the Litigation Trust as more fully set forth in the Litigation Trust Agreement. The Litigation Trust Committee shall comprise of three (3) members, two (2) of whom shall be designated by the Creditors' Committee and one (1) designated by the board of directors of the Reorganized Debtor. The Litigation Trust Committee shall have the duty to, among others, supervise professionals retained for prosecution of

Litigation Trust Causes of Action so as to minimize litigation costs in such manner as is reasonably appropriate and practical.

         "Management Incentive Plan" means the Reorganized Debtor's management incentive plan adopted as of the Effective Date.

         "New Common Stock" means voting common stock of the Reorganized Debtor as contemplated by this Plan and authorized under the Certificate of Incorporation and Bylaws.

         "Ordinary Course Professional" means those professionals retained in the Chapter 11 Case by the Bankruptcy Court pursuant to the terms of the "Order Pursuant to Sections 105(a), 327, 328 and 330 of the Bankruptcy Code Authorizing Debtor to Employ Professionals Utilized in the Ordinary Course of Business," which was entered on March 21, 2003; provided, however, that any professional retained pursuant to such order who is required to file a final fee application under the terms of paragraph 6 of such order shall be treated as a Professional for purposes of this Plan.

         "Ordinary Course Professional Claim" means any Administrative Claim of an Ordinary Course Professional for services rendered and/or reimbursement of costs, expenses or other charges or disbursements incurred, relating to services rendered or expenses incurred on or after the Petition Date and prior to and including the Effective Date.

         "Other Executory Contracts and Unexpired Leases" means all executory contracts and unexpired leases, other than Employee-Related Agreements, Industry Practice Agreements, Interline Agreements, and the Aircraft Equipment Leases to which the Debtor is a party.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PBGC Claims" means all Claims of the PBGC, which Claims shall be Class 4 General Unsecured Claims.

         "Periodic Distribution Date" means (a) the Distribution Date, as to the first distributions made by the Reorganized Debtor, and (b) thereafter,
(i) the first Business Day occurring 180 days after the Distribution Date and
(ii) subsequently, the first Business Day occurring 180 days after the immediately preceding Periodic Distribution Date.

         "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in Bankruptcy Code section 101(27)), or any other form of organization or entity.

         "Petition Date" means March 21, 2003, the date on which the Debtor filed its petition for relief in the Bankruptcy Court commencing the Chapter 11 Case.

         "Plan" means this Plan of Reorganization, including the Exhibit Supplement, all other Exhibits, supplements, appendices and schedules, as altered, amended, supplemented or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

         "Plan Proponent" means either Hawaiian Holdings, Inc. or AIP, LLC as the context indicates, and "Plan Proponents" means, collectively, Hawaiian Holdings, Inc. and AIP, LLC, each as a plan proponent within the meaning of Bankruptcy Code Section 1129, and such others who may be listed in the final list of the names of all Plan Proponents which shall be filed as an Exhibit to this Plan.

         "Priority Non-Tax Claim" means any Claim against the Debtor entitled to priority in payment as specified in Bankruptcy Code Sections 507(a)(3),
(4), (5) or (9).

         "Priority Tax Claim" means a Claim entitled to priority pursuant to Bankruptcy Code Section 507(a)(8).

         "Pro Rata" means, from time to time, unless this Plan specifically provides otherwise, with respect to General Unsecured Claims the proportion that the Face Amount of a General Unsecured Claim bears to the aggregate Face Amount of all General Unsecured Claims (including Disputed Class 4 Claims, but excluding Disallowed Class 4 Claims) asserted against the Debtor and its Estate.

         "Professional" means those Persons appointed or retained in the Chapter 11 Case by separate Bankruptcy Court orders pursuant to Bankruptcy Code Sections 327, 1103 and 1104 or otherwise, including (i) the Chapter 11 Trustee and (ii) all Persons retained by the Chapter 11 Trustee that are not otherwise the Debtor's employees; provided, however, that Professional does not include any Person retained as an Ordinary Course Professional.

         "Professional Claim" means any Administrative Claim of a Professional for compensation for services rendered and/or reimbursement of costs, expenses or other charges and disbursements incurred, relating to services rendered or expenses incurred on and after the Petition Date and prior to and including the Effective Date.

         "Regulatory Approvals" means all approvals, consents (including consents to assignments of permits and certificates), certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to any Governmental Unit having jurisdiction over the Debtor's business in order to consummate the transactions contemplated by this Plan and the Transaction Documents.

         "Reinstated" or "Reinstatement" means: (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles a Claimholder so as to leave such Claim Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles a Claimholder to demand or receive accelerated payment of its Claim after the occurrence of a default
(i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code Section 365(b)(2),
(ii) reinstating the maturity of such Claim as it existed before such default,
(iii) compensating a Claimholder for damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles a Claimholder; provided, however, that any contractual right that does not pertain to the payment, when due, of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, "going dark" provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

         "Released Parties" means, collectively: (a) the Chapter 11 Trustee;
(b) the Creditors' Committee and all members of the Creditors' Committee in such capacity; (c) the Plan Proponents; (d) the Investor Group; (e) the Debtor (provided, however, that notwithstanding anything contained in or suggested by this Plan, Released Parties does not include Debtor's officers, directors, shareholders, (as defined in ERISA) or any employee of Debtor if inclusion of such Person would interfere with or defeat any Claim asserted or prosecuted by the Litigation Trust or the PBGC); and (f) with respect to each of the above-named Persons, such Person's affiliates, principals, employees, agents, officers, directors, professionals, financial advisors, attorneys and other professionals, in their capacities as such.

         "Reorganized Debtor" means the Debtor, on and after the Effective
Date.

         "Retained Actions" means all Causes of Action which the Debtor may hold against any Person, including, without limitation: (a) all Causes of Action against any Persons for failure to pay for products or services provided or rendered by the Debtor; (b) all Causes of Action relating to strict enforcement of the Debtor's intellectual property rights, including patents, copyrights and trademarks; (c) all Causes of Action seeking the recovery of the Debtor's accounts receivable or other receivables or rights to payment created or arising in the ordinary course of business, but excluding the Litigation Trust Causes of Action and BCC Claims. A nonexclusive list of Retained Actions is included within the Exhibit Supplement.

         "Scheduled" means, with respect to any Claim or Interest, the status, priority and amount, if any, of such Claim or Interest as set forth in the Debtor's Schedules.

         "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Case by the Debtor or the Chapter 11 Trustee, as such schedules or statements have been or may be modified, amended or supplemented in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

         "Secured Claim" means a Claim that is secured by a security interest in or a lien on property in which the Debtor has an interest or that is subject to setoff under Bankruptcy Code Section 553, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder's interest in the Debtor's interest in such property or to the extent of the amount subject to setoff, as applicable, each as determined by a Final Order of the Bankruptcy Court pursuant to Bankruptcy Code Section 506(a), or in the case of setoff pursuant to Bankruptcy Code Section 553, or as otherwise agreed upon in writing by the Plan Proponents and/or the Reorganized Debtor and the Claimholder.

         "Securities Act" means the Securities Act of 1933, 15 U.S.C. ss.ss. 77c-77aa, as now in effect or hereafter amended.

         "Security" shall have the meaning ascribed to it in Bankruptcy Code
Section 101(49).

         "Solicitation Procedures Order" means the order of the Bankruptcy Court, approving the Disclosure Statement and setting various procedures for soliciting and tabulating votes on this Plan.

         "Subordinated Notes" means $160 million in principal amount, as may be adjusted upward or downward as the case may be, if applicable, by (i) the Excess Cash Adjustment, (ii) the ALPA Pension Adjustment, or (iii) the exercise by the Investor Group of the Investor Group Cash Option, of subordinated notes to be issued by the Reorganized Debtor pursuant to the Subordinated Notes Indenture and distributed pursuant to this Plan.

         "Subordinated Notes Indenture" means the indenture (which shall be a qualified indenture pursuant to the Trust Indenture Act of 1939, as amended) pursuant to which the Subordinated Notes are to be issued, and substantially in the form of the agreement attached as Section E of the Exhibit Supplement.

         "T-90 Rate" means the interest rate available on ninety (90) day instruments issued by the United States Treasury on the Effective Date.

         "Transaction Documents" means the Certificate of Incorporation and Bylaws, the Subordinated Notes Indenture, the Litigation Trust Agreement, the Management Incentive Plan, the Confirmation Order and all other contracts, agreements, schedules and documents being delivered pursuant to the foregoing or this Plan or the transactions contemplated thereby.

         "Unimpaired" refers to any Claim or Interest that is not Impaired.

         "Voting Deadline" means the date and time required by the Bankruptcy Court.

C.       Rules of Interpretation

         For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (d) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented in accordance with this Plan; (e) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (f) all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan unless otherwise specified;
(g) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (i) the rules of construction set forth in Bankruptcy Code
Section 102 apply.

D.       Computation of Time

         In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.       Exhibits

         All Exhibits and the Exhibit Supplement are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date as part of the Exhibit Supplement or otherwise. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to __________________________________, counsel to
________________________ or by downloading such exhibits from the Court's website at http://www.hib.uscourts.gov/. To the extent any Exhibit is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court the non-Exhibit portion of this Plan shall control.

                                  ARTICLE II

                             UNCLASSIFIED CLAIMS -
                            ADMINISTRATIVE EXPENSES
                            AND PRIORITY TAX CLAIMS

         2.1 Administrative Claims. On the first Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between the Plan Proponents (or the Reorganized Debtor after the Effective Date) and the holder of such Administrative Claim, an Allowed Administrative Claimholder, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Plan Proponents (or the Reorganized Debtor after the Effective Date) and such Claimholder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

         2.2 Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the Plan Proponents (or the Reorganized Debtor after the Effective Date), an Allowed Priority Tax Claimholder shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim (a) equal Cash payments made on the last Business Day of every month following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Allowed Priority Tax Claim is based, totaling the principal amount of such Allowed Priority Tax Claim plus simple interest on any outstanding balance from the Effective

Date calculated at the T-90 Rate, (b) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Plan Proponents (or the Reorganized Debtor after the Effective Date) or (c) payment in full in Cash. Notwithstanding the foregoing, at any time on or after the Effective Date, the Reorganized Debtor may, at its option and in its sole discretion, prepay any Allowed Priority Tax Claim, in whole or in part, without penalty, together with unpaid interest accrued thereon from the Effective Date to the date of prepayment at the T-90 Rate.

                                 ARTICLE III

                    CLASSIFICATION OF CLAIMS AND INTERESTS

         The following table designates the classes of Claims against and Interests in the Debtor and specifies which of those classes are (i) Impaired or Unimpaired by this Plan, (ii) entitled to vote to accept or reject this Plan in accordance with Bankruptcy Code Section 1126, and (iii) deemed to reject this Plan.

         3.1   Classes of Claims and Interests.

Class               Designation                        Impairment               Entitled to Vote
-----               -----------                        ----------               ----------------
Class 1             Priority Non-Tax Claims            Unimpaired               No (deemed to accept)
Class 2             Secured Claims                     Unimpaired               No (deemed to accept)
Class 3             Convenience Claims                 Impaired                 Yes
Class 4             General Unsecured Claims           Impaired                 Yes
Class 5             Interests                          Impaired                 Yes


         3.2 Subclasses for Class 2. For convenience of identification, this Plan classifies the Allowed Class 2 Claims as a single class. This Class comprises a group of subclasses, depending on the underlying property securing such Allowed Claims, and each subclass is treated hereunder as a distinct Class for voting and distribution purposes.

                                  ARTICLE IV

                       TREATMENT OF CLAIMS AND INTERESTS

         4.1 Class 1 (Priority Non-Tax Claims). Except to the extent that an Allowed Priority Non-Tax Claimholder has agreed to a different treatment of such Allowed Priority Non-Tax Claim, on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim or (b) the date a Priority Non-Tax Claim becomes payable pursuant to any agreement between the Plan Proponents (or the Reorganized Debtor after the Effective Date) and the holder of such Priority Non-Tax Claim, a Priority Non-Tax Claimholder, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Non-Tax Claim, (i) Cash equal to the unpaid portion of such Allowed Priority Non-Tax Claim or (ii) such other treatment as to which the Plan Proponents (or the Reorganized Debtor after the Effective Date) and such Claimholder shall have agreed upon in writing.

         4.2 Class 2 (Secured Claims). Except to the extent that an Allowed Class 2 Claimholder has agreed to different treatment of such Secured Claim, on the first Periodic Distribution Date after such Secured Claim becomes an Allowed Secured Claim, each holder of an Allowed Secured Claim shall receive, at the sole option of the Plan Proponents, either (i) the property of the Estate that constitutes the collateral for such Allowed Secured Claim, (ii) Cash in an amount equal to the value of the property of the Estate that constitutes the collateral for such Allowed Secured Claim, or (iii) the treatment required under Bankruptcy Code Section 1124(2) for such Claim to be Reinstated or rendered Unimpaired.

         4.3 Class 3 (Convenience Claims). On the first Periodic Distribution Date occurring after the later of (a) the date a Convenience Claim becomes an Allowed Convenience Claim or

(b) the date a Convenience Claim becomes payable pursuant to any agreement between the Plan Proponents (or the Reorganized Debtor after the Effective
Date) and the holder of such Convenience Claim, each holder of an Allowed Convenience Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Convenience Claim, Cash equal to fifty (50%) percent of the amount of such Allowed Convenience Claim, its Pro Rata share of sixty five (65%) percent of the net proceeds, if any, recovered on prosecution of the BCC Claims, and together with all the Allowed Class 4 Claims, its Pro Rata share of sixty five (65%) percent of the net proceeds, if any, recovered by the Litigation Trust on all Litigation Trust Claims other than the BCC Claims.

         4.4 Class 4 (General Unsecured Claims). On the first Periodic Distribution Date occurring after the later of (a) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date a General Unsecured Claim becomes payable pursuant to any agreement between the Plan Proponents (or the Reorganized Debtor after the Effective Date) and the holder of such General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement release and discharge of and in exchange for such General Unsecured Claim, (i) its Pro Rata share of (x) Subordinated Notes, subject to the Investor Group Cash Option, and (y) 10% of the New Common Stock, plus (ii) together with all the Allowed Class 3 Claims, its Pro Rata share of sixty-five (65%) percent of the net proceeds, if any, recovered by the Litigation Trust on all Litigation Trust Claims other than the BCC Claims.

         4.5 Class 5 (Interests). Each Allowed Interest holder shall receive in full satisfaction, settlement, release and discharge of its Interest a Pro Rata share of 40% of the New Common Stock, or such greater percentage as the Investor Group may provide from the New

Common Stock it is entitled to receive under the Plan as a result of further analysis and discussions with the interested parties.


                                  ARTICLE V

                     ACCEPTANCE OR REJECTION OF THIS PLAN;
                      EFFECT OF REJECTION BY ONE OR MORE
                    IMPAIRED CLASSES OF CLAIMS OR INTERESTS

         5.1   Acceptance by an Impaired Class. Pursuant to Bankruptcy Code
Section 1126(c) and except as provided in Bankruptcy Code Section 1126(e), an Impaired Class of Claims has accepted this Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class actually voting on this Plan have voted to accept this Plan and an Impaired Class of Interest has accepted this Plan if the holders of two-thirds in amount of the Allowed Interests actually voting on this Plan have voted to accept the Plan.

         5.2 Presumed Acceptances by Unimpaired Classes. Classes 1 and 2 are Unimpaired by this Plan. Pursuant to Bankruptcy Code Section 1126(f), Claimholders in Classes 1 and 2 are conclusively presumed to have accepted this Plan.

         5.3 Confirmation Pursuant to Bankruptcy Code Section 1129(b). To the extent that any Impaired Class entitled to vote rejects this Plan or is deemed to have rejected this Plan, the Plan Proponents will request confirmation of this Plan, under Bankruptcy Code Section 1129(b).


                                  ARTICLE VI

                     MEANS FOR IMPLEMENTATION OF THIS PLAN

         6.1 Continued Corporate Existence. The Debtor, as the Reorganized Debtor, will continue to exist after the Effective Date as a corporate entity, with all the powers of a corporation under the laws of the State of Hawaii and pursuant to the Certificate of Incorporation and Bylaws as amended in connection with this Plan. The Debtor's assets and business will be revested in the Reorganized Debtor except for those assets that are transferred to the Litigation Trust pursuant to this Plan.

         6.2 Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs. Subject to Article VII hereof, employment, retirement, indemnification, and other agreements (excluding the ALPA Pension
Plan) with active directors, officers, and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans, and other plans for such Persons, will remain in place after the Effective Date, and the Reorganized Debtor will continue to honor such agreements, programs, and plans. To promote the Reorganized Debtor's stable emergence from bankruptcy, the Plan Proponents anticipate finalizing on or before the Effective Date negotiations for a new three-year term for each of the Debtor's collective bargaining agreements subject to the Railway Labor Act, and do not contemplate seeking any concessions on wages.

         6.3 Retiree Benefits. On and after the Effective Date, pursuant to Bankruptcy Code Section 1129(a)(13), the Reorganized Debtor shall continue to pay all retiree benefits (within the meaning of Bankruptcy Code Section 1114), at the level established in accordance with Bankruptcy Code Section 1114, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor had obligated itself to provide such benefits.

         6.4 Certificate of Incorporation and Bylaws. The Reorganized Debtor will adopt the Certificate of Incorporation and Bylaws.

         6.5 Corporate Action. Each of the matters provided for under this Plan involving the Reorganized Debtor's corporate structure or corporate action to be taken by or required of the Reorganized Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Plan Proponents or the Debtor (or the Reorganized Debtor, as the case may be) or their respective officers and directors.

         6.6 Capital Contribution. On the Effective Date, the Investor Group will make a capital contribution to the Reorganized Debtor in an amount equal to $30 million, or such greater amount as is needed to provide the Reorganized Debtor as of the Effective Date with working capital in the form of unrestricted Cash or cash equivalents in the amount of $50 million after taking into account all cash payments due under this Plan. In the Confirmation Order, the Bankruptcy Court will approve the terms of the Investor Group's capital contribution and authorize the Reorganized Debtor and, to the extent necessary, any other Person to execute such documents and instruments as the Investor Group may reasonably require in order to effectuate the capital contribution.

         6.7 Authorization of New Securities. On the Effective Date, the following new securities shall be issued in accordance with the terms of the Transaction Documents: (a) the Subordinated Notes, and (b) the New Common Stock. Fifty (50%) percent of the New Common Stock shall be issued to the Investor Group. The Subordinated Notes and 10% of the New Common Stock shall be distributed in accordance with Section 4.4 of this Plan and the Transaction Documents. Forty (40%) percent of the New Common Stock shall be issued to the Class 5 Interest holders in accordance with Section 4.5 of this Plan, and the Transaction

Documents. The Investor Group may in its sole discretion, as a result of further analysis of the proposed Reorganized Debtor and discussions with representatives of the Class 5 Interest holders, provide additional New Common Stock for the Class 5 Interest holders from the New Common Stock that would otherwise go to the Investor Group under the Plan.

         6.8 Indenture for Subordinated Notes. As set forth more fully in the Subordinated Notes Indenture, the Reorganized Debtor shall qualify the Subordinated Notes Indenture in accordance with the Trust Indenture Act of 1939.

         6.9 Listing on Securities Exchange or Quotation System. The Reorganized Debtor will file reports under the Securities Exchange Act of 1934, as amended, regardless of whether the Subordinated Notes are registered under the Securities Act and will take reasonable steps to obtain a market listing for such Subordinated Notes and, until such time, shall list the Subordinated Notes on PORTAL, if eligible. If in the reasonable judgment of ten percent (10%) or more of the outstanding principal amount of the Subordinated Notes, registration of the Subordinated Notes under the Securities Act is necessary to market the Subordinated Notes or to obtain a higher price for the Subordinated Notes, the Reorganized Debtor shall register the Subordinated Notes under the Securities Act. The Reorganized Debtor will also cooperate with holders with respect to marketing the Subordinated Notes, including meetings with potential purchasers of the Subordinated Notes, as more fully set forth in the Subordinated Notes.

         6.10 Management Incentive Plan. As of the Effective Date, the Reorganized Debtor shall adopt the Management Incentive Plan substantially in the form set forth in the Exhibit Supplement.

         6.11 Post-Effective Date Board of Directors of Reorganized Debtor. On the Effective Date, the terms of the existing board of directors of the Debtor shall expire. The initial board of directors of the Reorganized Debtor shall consist of nine directors:
(i) one chairman of the board of directors designated by the Plan Proponents (subject to the reasonable approval of the Creditors Committee), and who is independent and possesses experience in the airline industry and the skills and qualifications sufficient to direct a public company; (ii) one director who shall be the chief executive officer of the Reorganized Debtor; (iii) three directors designated by the Creditors Committee (subject to reasonable approval of Plan Proponents) who are unaffiliated with any member of the Creditors Committee and who reflect state and local business and community interests; (iv) one director designated by the Plan Proponents; (v) one director designated by the Airline Pilots Association, International; (vi) one director designated by the International Association of Machinists and Aerospace Workers; and (vii) one director designated by the Association of Flight Attendants.

         6.12 Post-Effective Date Management of Reorganized Debtor. Mark B. Dunkerley, the Debtor's current president and chief operating officer, shall serve as the Reorganized Debtor's president and chief executive officer, and the other existing officers of the Debtor shall continue to serve as officers of the Reorganized Debtor after the Effective Date. The Debtor shall file Plan
Schedule 6.11 with the Bankruptcy Court on or before the Exhibit Filing Date setting forth the titles, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as officers and directors of the Reorganized Debtor after the Effective Date. On and after the Effective Date, the Reorganized Debtor shall be governed in accordance with the Certificates of Incorporation and Bylaws.

         6.13 Cancellation of Existing Equity Securities and Interests. On the Effective Date, the Existing Equity Securities and all other existing
Interests will be cancelled.

         6.14 Stockholders Agreement. To mitigate the effects of the Reorganized Debtor being controlled by a majority stockholder, on the Effective Date, the Controlling Shareholder and the Reorganized Debtor shall enter into a stockholders agreement (the "Stockholders Agreement") pursuant to which the Controlling Shareholder will vote all shares of New Common Stock owned by the Controlling Shareholder from time to time with respect to (i) directors of the Reorganized Debtor to be elected after the Effective Date, for such person or persons as may be designated by the board of directors of the Reorganized Debtor (the "Board"), provided, however, there remains a director on the Board designated by the Plan Proponents, and (ii) any proposed amendment to the Bylaws, only as approved by the Board. The Stockholder Agreement will terminate if the Controlling Shareholder owns an amount equal to or less than 30% of the outstanding shares of New Common Stock. To further mitigate the potential controlling effect of a majority shareholder, the shareholders agreement also will provide that as soon as the Board determines that it is in the Reorganized Debtor's best interest (but in no event more than 24 months after the Effective Date), the Reorganized Debtor will undertake one or more public offerings of shares of New Common Stock in an amount sufficient to reduce the percentage of outstanding shares of New Common Stock owned by the Controlling Shareholder to 30% or less. The shares included in such public offering(s) will be shares owned by the Controlling Shareholder, newly issued shares or some combination of both, as determined by the Board.

         6.15 Effectuating Documents; Further Transactions. Each officer and director of the Debtor, the Chapter 11 Trustee and the Plan Proponents or their respective designees, will be authorized and, if necessary, directed to execute, deliver, file, or record the Transaction Documents and such other contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

         6.16 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to Bankruptcy Code Section 1146(c), any transfers from the Debtor to any other Person or entity pursuant to this Plan will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Federal Aviation Administration filing or recording fee or other similar tax or governmental assessment. The Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         6.17 The Litigation Trust. On the Effective Date: (i) the Litigation Trust Agreement shall be executed; (ii) the Litigation Trust Committee shall be constituted; (iii) the Debtor shall transfer the Litigation Trust Causes of Action to the Litigation Trust free and clear of all liens, claims and encumbrances; and (iv) all other steps necessary to establish the Litigation Trust shall be taken. The rights, duties and obligations of the trustee and the Litigation Trust Committee are set forth in the Litigation Trust Agreement. As soon as practical after the Effective Date, the Litigation Trust shall be substituted as the plaintiff in all Litigation Trust Causes of Action that were commenced by the Debtor or the Chapter 11 Trustee prior to the Effective Date.

                                 ARTICLE VII

                   UNEXPIRED LEASES AND EXECUTORY CONTRACTS

         7.1   Assumed Contracts and Leases.

         (a) Interline Agreements. Each Interline Agreement to which the Debtor is a party shall be deemed automatically assumed in accordance with the provisions and requirements of Bankruptcy Code Sections 365 and 1123 as of the Effective Date, unless such Interline Agreement (i) shall have been previously rejected by the Debtor by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed in Section F of the Exhibit Supplement (Rejected Interline Agreements) or (iv) is otherwise rejected pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to Bankruptcy Code Sections 365 and 1123. Each Interline Agreement assumed pursuant to this Section 7.1(a) shall vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Plan Proponents reserve the right to file a motion on or before the Effective Date to reject any Interline Agreement or to direct the Debtor to reject any Interline Agreement.

         (b) Industry Practice Agreements. Each Industry Practice Agreement to which the Debtor is a party shall be deemed automatically assumed in accordance with the provisions and requirements of Bankruptcy Code Sections 365 and 1123 as of the Effective Date, unless such Industry Practice Agreement
(i) shall have been previously rejected by the Debtor by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed in Section G of the Exhibit Supplement (Rejected Industry Practice

Agreements) or (iv) is otherwise rejected pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to Bankruptcy Code Sections 365 and 1123. Each Industry Practice Agreement assumed pursuant to this
Section 7.1(b) shall vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Plan Proponents reserve the right to file a motion on or before the Effective Date to reject any Industry Practice Agreement or to direct the Debtor to reject any Industry Practice Agreement.

         (c) Employee-Related Agreements. Each Employee-Related Agreement to which the Debtor is a party shall be deemed automatically assumed in accordance with the provisions and requirements of Bankruptcy Code Sections 365 and 1123 as of the Effective Date, unless such Employee-Related Agreement
(i) shall have been previously rejected by the Debtor by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed in Section G of the Exhibit Supplement (Rejected Employee-Related Agreements) or (iv) is otherwise rejected pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions pursuant to Bankruptcy Code Sections 365 and 1123. The Plan Proponents reserve the right to file a motion on or before the Effective Date to reject any Employee-Related Agreement or to direct the Debtor to reject any Employee Related Agreement.

         (d) BELC Leases. The BELC Leases shall be assumed by the Reorganized Debtor on the terms fully set forth in the BELC Lease Term Sheets.(1) Entry of the Confirmation Order


--------
1 The Plan Proponents have not been given access to the BELC Lease Term Sheets at the time by the Bankruptcy Court shall constitute approval of the assumption of the BELC Leases pursuant to Bankruptcy Code Sections 365 and 1123. BELC shall have an Allowed Class 4 Claim in the amount set forth in Section H of the Exhibit Supplement. If the BELC Leases have been assumed by the Debtor prior to the Effective Date on terms less favorable to BELC than those provided in the BELC Lease Term Sheets, the BELC Leases shall be amended and modified to conform to the terms contained in the BELC Lease Term Sheets and BELC shall be reimbursed for any and all shortfalls from December 15, 2003 to the Effective Date. In connection with BELC's agreement to amend and modify the BELC Leases, all BCC Avoidance Claims that the Debtor or its estate may have against any of the parties to the BELC Leases or any of the BCC Entities in any way relating to or arising directly or indirectly from any payments made by or on behalf of the Debtor to any BCC Entity at any time prior to the Petition Date, shall be fully and finally waived, released and discharged in their entirety.

         (e) Other Executory Contracts and Unexpired Leases. Each Other Executory Contract and Unexpired Lease as to which the Debtor is a party shall be deemed automatically rejected in accordance with the provisions and requirements of Bankruptcy Code Sections 365 and 1123 as of the Effective Date, unless such Other Executory Contract or Unexpired Lease (i) shall have been previously assumed by the Debtor by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date,
(iii) is listed in Section I of the Exhibit Supplement (Assumed Other Executory Contracts and Unexpired Leases), or (iv) is otherwise assumed by the Debtor pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections described herein



------------------------------------------------------------------------------
that this document was submitted as a competing bid. Accordingly, the Plan Proponents reserve the right to withdraw or modify this bid, and/or object to the terms set forth in the BELC Lease Term Sheets.

pursuant to Bankruptcy Code Sections 365 and 1123. The Plan Proponents reserve the right to file a motion on or before the Effective Date to assume any Other Executory Contract or Unexpired Lease or to direct the Debtor to assume any Other Executory Contract or Unexpired Lease.

         (f) Payments Related to Assumption of Executory Contracts and Unexpired Leases. Other than the Aircraft Equipment Leases, which shall have Allowed Class 4 Claims pursuant to Section 7.1(d), the provisions (if any) of each executory contract or unexpired lease to be assumed by the Reorganized Debtor under this Plan which are or may be in default shall be satisfied solely by Cure. In the event of a dispute regarding (i) the nature or the amount of any Cure, (ii) the ability of the Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Bankruptcy Code Section 365) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption and assignment, Cure shall occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption and assignment.

         (g) Rejection Damages Bar Date. If the rejection (pursuant to this Plan or otherwise) of an executory contract or unexpired lease, results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtor or the Reorganized Debtor or their respective properties unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel to the Debtor and the Plan Proponents within thirty (30) days after service of the earlier of (i) notice of the Confirmation Order or
(ii) other notice that the executory contract or unexpired lease has been rejected.

                                 ARTICLE VIII

                      PROVISIONS GOVERNING DISTRIBUTIONS

         8.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on a Periodic Distribution Date.

         8.2 No Interest on Claims. Unless otherwise specifically provided for in this Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a distribution is made when and if such Disputed Claim becomes an Allowed Claim.

         8.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan.

         8.4 Objections to Claims. Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and filed on or before the Claims Objection Deadline. The Plan Proponents and the Reorganized Debtor shall have the exclusive right to prosecute any objections to Claims. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Claimholder if service is made in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of Claim or Interest or other representative identified on the proof of Claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Claimholder's behalf in the Chapter 11 Case.

         8.5 Delivery of Distributions. Distributions to Allowed Claimholders shall be made by the Disbursing Agent (a) at the addresses set forth on the proofs of Claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of Claim is filed or if the Debtor or the Reorganized Debtor has been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim, or (c) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Disbursing Agent is notified of such Claimholder's then-current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to and held by the Reorganized Debtor until such distributions are claimed.
All funds or other undeliverable distributions returned to the Reorganized Debtor and not claimed within one year of return shall revert to the Reorganized Debtor and upon such reversion, the claim of any Claimholder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

         8.6   Procedures for Treating and Resolving Disputed and Contingent
Claims.

         (a) No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

         (b) Distribution Reserve. The Disbursing Agent will create a separate Distribution Reserve from the property to be distributed to holders of Allowed Class 4 Claims. The amount of property withheld as a part of the Distribution Reserve shall be equal to the number of Subordinated Notes and New Common Stock as the Reorganized Debtor reasonably determines are necessary to satisfy the distributions required to be made to the holders of Class 4 Claims, when the allowance or disallowance of each Disputed Claim is ultimately determined. The Disbursing Agent, the Plan Proponents, or the Reorganized Debtor may at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated. The Disbursing Agent also shall place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. The Claimholder shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim. Nothing in this Plan or Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to postpetition interest on such Claim.

         (c) Distributions After Allowance. Payments and distributions from the Distribution Reserve or otherwise to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of this Plan that govern distributions to such Claimholders. On the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, the

Disbursing Agent will distribute to the Claimholder any property from the Distribution Reserve or otherwise that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining property held in the Distribution Reserve will be distributed Pro Rata to Allowed Class 4 Claimholders in accordance with the other provisions of this Plan.

         (d) De Minimis Distributions. The Disbursing Agent shall not have any obligation to make a distribution on account of an Allowed Claim from the Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from the Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.00.

         8.7 Fractional Securities; Fractional Dollars. Any other provision of this Plan notwithstanding, payments of fractions of Subordinated Notes and New Common Stock will not be made and shall be rounded (up or down) to the nearest whole number, with fractions equal to or less than 1/2 being rounded down. Any other provision of this Plan notwithstanding, neither the Reorganized Debtor nor the Disbursing Agent shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

                                  ARTICLE IX

            ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

         9.1 Final Fee Applications. All final requests for payment of Professional Claims and Ordinary Course Professional Claims must be filed no later than sixty (60) days after the date of the Effective Date Notice. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims and Ordinary Course Professional Claims shall be determined by the Bankruptcy Court.

         9.2 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Section 9.1 of this Plan and subject to the final sentence of this Section 9.2) must be filed with the Bankruptcy Court and served on counsel for the Reorganized Debtor on or before the Administrative Claims Bar Date. Any request for payment of an Administrative Claim pursuant to this Section 9.2 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Reorganized Debtor (or its designee). The Reorganized Debtor (or its designee) may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Reorganized Debtor (or its designee) objects to an Administrative Claim by the Claims Objection Deadline, such Administrative
Claim shall be deemed Allowed in the amount requested. In the event that the Reorganized Debtor (or its designee) objects to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim that (i) is for goods or services (including wages, salaries, commissions, and trade payables) paid or payable by the Debtor in the ordinary course of business or (ii) previously has been Allowed by Final Order of the Bankruptcy Court.


                                  ARTICLE X

                  EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

         10.1 Revesting of Assets. Except as otherwise provided in this Plan, on the Effective Date all property comprising the Estate, other than the Litigation Trust Causes of Action, shall vest in the Reorganized Debtor free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders. As of the Effective Date, (i) the Reorganized Debtor may operate its business and use, acquire, and dispose of property and (ii) the Litigation Trust may fulfill its functions without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.

         10.2 Discharge of the Debtor. Pursuant to Bankruptcy Code Section 1141(d), except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtor prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Effective Date, and all debts of the kind specified in Bankruptcy Code Sections 502(g), 502(h) or 502(i), in each case whether or not (a) a proof of Claim or interest based up on such debt, right, or Interest is filed or deemed filed under Bankruptcy Code 41 Section 501, (b) a Claim based upon such debt or right is Allowed under Bankruptcy Code Section 502, or (c) the holder of such a Claim or right accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Debtor and its assets and properties, subject to the Effective Date occurring.

         10.3 Compromises and Settlements. Pursuant to Bankruptcy Rule 9019(a), without further order of the Bankruptcy Court, the trustee of the Litigation Trust may compromise and settle any Litigation Trust Causes of Action that the Debtor had against other Persons. The Plan Proponents expressly reserve the right to compromise and settle Causes of Action against the Debtor and claims that the Debtor may have against other Persons up to and including the Effective Date.

         10.4  Release of Certain Parties.

         (a) Pursuant to Bankruptcy Code Section 1123(b)(3), effective as of the Effective Date, the Debtor, in its individual capacity and the Chapter 11 Trustee, for and on behalf of the Estate, shall release and discharge and be deemed to have released and discharged all Released Parties for and from any and all Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between the Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Case.

         (b) No provision of this Plan or of the Confirmation Order, including, without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

         10.5 Release by Holders of Claims and Interests. On the Effective Date, each Person that votes to accept this Plan, to the fullest extent permissible under applicable law, as such law may be extended subsequent to the Effective Date, in consideration for the obligations of the Plan Proponents and the Reorganized Debtor under this Plan and the Cash, Subordinated Notes, New Common Stock, interests in the Litigation Trust and the other contracts, instruments, releases, agreements or documents to be delivered in connection with this Plan (each, a "Release Obligor"), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation.

         10.6 Setoffs. The Reorganized Debtor and the Litigation Trust, as the case may be, may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtor may have against such Claimholder existing as of the Effective Date; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor, the Reorganized Debtor or the Litigation Trust of any such claim that the Debtor (prior to the Effective Date) or the Reorganized Debtor or the Litigation Trust (as of the Effective Date) may have against such Claimholder.

         10.7 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, the Plan Proponents, the Investor Group, the Chapter 11 Trustee, the Reorganized Debtor, the Creditors' Committee, the members of the Creditors' Committee in their capacity as such, any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Chapter 11 Case, the negotiation and the filing of this Plan, filing the Chapter 11 Case, the pursuit of confirmation of this Plan, the consummation of this Plan, the administration of this Plan or the property to be distributed under this Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

         10.8 Injunction. The satisfaction, release, and discharge pursuant to this Article X shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by Sections 524 and 1141 thereof.

                                  ARTICLE XI

                             CONDITIONS PRECEDENT

         11.1 Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that may be satisfied or waived in accordance with Section 11.3 of this Plan:

         (a) The Bankruptcy Court shall have approved a disclosure statement with respect to this Plan in form and substance acceptable to the Plan Proponents, in their sole and absolute discretion.

         (b) The Confirmation Order shall be in form and substance acceptable to the Plan Proponents, in their sole and absolute discretion.

         11.2 Conditions to Consummation. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 11.3 of this Plan:

         (a) The Effective Date shall occur on or prior to October 31, 2004, unless such date is extended by the Plan Proponents.

         (b) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption by the Reorganized Debtor of unexpired leases and executory contracts as contemplated by Article VII hereof.

         (c) The ALPA Pension Plan Motion shall have been approved by Final Order of the Bankruptcy Court and, if applicable, the PBGC shall have assumed the position of the trustee of the ALPA Pension Plan.

         (d)   The Regulatory Approvals shall have been obtained.

         (e) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order.

         11.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Sections 11.1 and 11.2 of this Plan may be waived by the Plan Proponents without any notice to parties-in-interest and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Plan Proponents in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Plan Proponents in their sole discretion). The failure of the Plan Proponents to exercise any of their rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

                                 ARTICLE XII

                           RETENTION OF JURISDICTION

         Following the Effective Date, the Bankruptcy Court shall retain its jurisdiction (if any) to the fullest extent of applicable law, over all matters arising out of, and related to, the Chapter 11 Case and this Plan, including, among others, the following matters:

         (a) to hear and determine motions for the assumption and assignment or rejection of executory contracts or unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

         (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Case or this Plan, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

         (c) to adjudicate any and all disputes arising from or relating to the distribution or retention of the Subordinated Notes, New Common Stock and interests in the Litigation Trust or other consideration under this Plan;

         (d) to ensure that distributions to Allowed Claimholders are accomplished as provided herein;

         (e) to hear and determine any and all objections to the allowance of Claims and Interests and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;

         (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

         (g) to issue orders in aid of execution, implementation, or consummation of this Plan;

         (h) to consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (i) to hear and determine all applications for compensation and reimbursement of Professional Claims under this Plan or under Bankruptcy Code Sections 330, 331, 503(b), 1103, and 1129(a)(4);

         (j) to determine requests for the payment of Claims entitled to priority under Bankruptcy Code Section 507(a)(1), including compensation of and reimbursement of expenses of parties entitled thereto;

         (k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

         (l) to hear and determine all suits or adversary proceedings to recover assets of the Reorganized Debtor or the Litigation Trust and property of the Debtor's Estate assigned to the Litigation Trust hereunder, wherever located;

         (m) to hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code Sections 346, 505, and 1146;

         (n)   to hear any other matter not inconsistent with the Bankruptcy
Code;

         (o) to hear and determine all disputes involving the existence, nature, or scope of the Debtor's discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

         (p)   to enter a final decree closing the Chapter 11 Case; and

         (q)   to enforce all orders previously entered by the Bankruptcy Court.

         Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests and Retained Actions. Notwithstanding the foregoing, the Plan Proponents and the Reorganized Debtor may agree with any other party in writing that the jurisdiction of the

Bankruptcy Court, as delineated in Article XII, shall not be exclusive, but concurrent with another court of competent jurisdiction.


                                 ARTICLE XIII

                           MISCELLANEOUS PROVISIONS

         13.1 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Reorganized Debtor, all present and former Claimholders, all present and former Interestholders, other parties-in-interest and their respective heirs, successors, and assigns.

         13.2 Modification and Amendments. Except as otherwise provided herein, the Plan Proponents may alter, amend, or modify this Plan or any Exhibits hereto under Bankruptcy Code Section 1127(a) at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of this Plan as defined in Bankruptcy Code Section 1101(2), the Plan Proponents may, under Bankruptcy Code Section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.

         13.3 Withholding and Reporting Requirements. In connection with this Plan and all instruments issued in connection therewith and distributions thereunder, the Reorganized Debtor and the Litigation Trust shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         13.4 Dissolution of Creditors' Committee/Chapter 11 Trustee Termination. On the Effective Date, the Creditors' Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Case and under the Bankruptcy Code, except with respect to applications for Professional Claims or reimbursement of expenses incurred as a member of the Creditors' Committee and any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order. On the Effective Date, the Chapter 11 Trustee's trusteeship shall be terminated and the Chapter 11 Trustee shall be released from all duties and responsibilities, except with respect to applications for Professional Claims.

         13.5  Revocation, Withdrawal, or Non-Consummation.

         (a) Right to Revoke or Withdraw. The Plan Proponents reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date.

         (b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Plan Proponents revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement, or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption, assignment or rejection of executory contracts or unexpired leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtor or any other Person, to prejudice in any manner the rights of the Plan Proponents, the Reorganized Debtor or any Person in any further proceedings involving the Plan Proponents, or to constitute an admission of any sort by the Plan Proponents or any other Person.

         13.6 Notices. Any notice required or permitted to be provided to the Plan Proponents, the Creditors' Committee, or the Chapter 11 Trustee under this Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or
(c) overnight delivery service, to be addressed as follows:

To the Plan Proponents:

Smith Management LLC
885 Third Avenue, 34th Floor
New York, New York  10022
Attention:  John W. Adams

with a copy to:

Sidley Austin Brown & Wood LLP
555 West Fifth Street, Suite 4000
Los Angeles, California  90013
Attention:  Richard W. Havel

Sidley Austin Brown & Wood LLP
1501 K Street, N.W.
Washington, D.C. 20005
Attention:  Guy S. Neal

and

Bragar, Wexler, Eagel & Morgenstern, LLP
885 Third Avenue, Suite 3040
New York, NY 10022
Attention:  Peter D. Morgenstern

To the Creditors' Committee:

Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, NY 10169
Attention: Scott R. Hazan, Esq.
           Brett H. Miller, Esq.

To the Chapter 11 Trustee:

Carlsmith Ball LLP
Pacific Tower, Suite 2200 1001
Bishop Street
Honolulu, Hawaii 96813
Attention: Tom E. Roesser, Esq.

with a copy to:

Hennigan, Bennett & Dorman LLP
601 South Figueroa Street, Suite 3300
Los Angeles, CA 90017
Attention: Bruce Bennett, Esq.

         13.7 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code Sections 105 or 362 or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date; provided, however, that any injunctions or stays related to any interest in property that has not vested with the Reorganized Debtor as of the Effective Date shall remain in full force and effect beyond the Effective Date until such time as such property vests in the Reorganized Debtor in accordance with Section 10.1 of this Plan.

         13.8 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).

         13.9 No Waiver or Estoppel. Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be an Allowed Claim in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor and/or its counsel, the Chapter 11 Trustee and/or his counsel, the Creditors' Committee and/or its counsel, or any other Person, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: March 1, 2004

                                         _____________________________


                                         By: ____________________
                                             _______________
                                             __________________

SIMON KLEVANSKY (Hawaii Bar No. 3217)        RICHARD W. HAVEL
ALIKA L. PIPER (Hawaii Bar No. 6949)         (Cal. Bar No. 52922)
GELBER, GELBER, INGERSOLL &                  SIDLEY AUSTIN BROWN & WOOD LLP
KLEVANSKY, a Law Corporation                 555 West Fifth Street, Suite 4000
745 Fort Street, Suite 1400                  Los Angeles, California  90013
Honolulu, Hawaii  96813                      Telephone:  (213) 896-6000
Telephone:  (808) 524-0155                   Facsimile:  (213) 896-6600
Facsimile:  (808) 531-6963                   rhavel@sidley.com
sklevansky@ggik.com                          -----------------
-------------------
apiper@ggik.com
---------------

GUY S. NEAL (D.C. Bar No. 441748)            PETER D. MORGENSTERN
SIDLEY AUSTIN BROWN & WOOD LLP               BRAGAR, WEXLER, EAGEL &
1501 K Street, N.W.                            MORGENSTERN, LLP
Washington, D.C. 20005                       885 Third Avenue, Suite 3040
Telephone:  (202) 736-8000                   New York, NY 10022
Facsimile:  (202) 736-8711                   Telephone:  (212) 308-5858
gneal@sidley.com                             Facsimile:  (212) 486-0462
----------------                             morgenstern@bragarwexler.com
                                             ----------------------------

Attorneys for HAWAIIAN HOLDINGS, INC., AIP LLC, and other parties to be identified